EXHIBIT 10.6

                              CONTRACTUAL AGREEMENT
                                                                   Date: 6/21/04

To: LEXINGTON RESOURCE


FROM:     Jack Wynn, Jack Wynn & Co., Inc.


Jack Wynn & Co., Inc. is a business and financial Publicity News Placement Company. It is hired by the present client LEXINGTON RESOURCE INC. ,to package, pitch and place credible, newsworthy feature news stories in national, regional, local business investment and trade media outlets.

Jack Wynn & Co., does not reveal when news stories will be published or aired prior to them being made public. In keeping with our policy of strict news professionalism, Jack Wynn & Co., Inc., does not accept client stock as payment.

Jack Wynn & Co., Inc. uses a nationwide network of research reporters. These reporters interview client companies and develop news content for news coverage. Jack Wynn organizes this research into effective news stories for immediate placement in various news outlets.

Jack Wynn is a Publicist/Press Agent. A Biography of Jack Wynn is enclosed with this contract.

Jack Wynn &. Co.. Inc., agrees to advise the client on timely company news release announcements and in some cases research and write said releases. It should be clearly understood that all "PR Newswire" fees will be paid for by the client company. Each subsequent print (newspapers, magazine. etc.) and/or electronic (TV-radio) placement pick-up of client news release will be considered a contractual result.

All client contracts are for a twelve month period. There are no cancellation clauses during this agreed upon time unless sp authorized by Jack Wynn & Co., This contract begins JULY 1, 2004, and ends JUNE 30, 2005.

What constitutes a feature news placement result? A feature news placement can range from a highly visible "quote:" in a national financial publication to a complete 3000 word plus magazine or newspaper profile on the client. A feature news placement could also be a 30 second news spot on national television or a full 30 minute interview on a major TV'/radio talk show.

Jack. Wynn &. Co., Inc., also agrees to provide clients with news clips of original client news stories.


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All client companies pay the FIRST and FINAL, month fees at the beginning of the contract period (total $14,000). All subsequent fees are $7,000.00 per month.
All clients are required to pay fees by BANK WIRE. This fixed fee is automatically bank wired to Jack Wynn & Co., Inc., on the 1st of each month and payable no later than the 10th of the same month. Jack Wynn &.Co., Inc., does not invoice.

Client companies are responsible for any court and/or legal expenses incurred due to nonpayment of agreed upon fees according to fee schedules outlined in this contract.

Jack Wynn &. Co" Inc., requests that all client companies keep the contents of this contract confidential.

If you are in agreement with the terms of this contract, please sign your name below and return this copy to Jack Wynn & Co., Inc., along with a bank wire in the amount of $14,000 (payment for the FIRST and FINAL month fees).


LEXINGTON RESOURCE, INC.                               /s/ JACK WYNN
________________________                                   ____________________
                                                           Jack Wynn, President


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